SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 26, 2006

FRANKLIN BANK CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-505I8	11-3626383

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 Richmond Avenue, Suite 680 Houston, Texas	77042

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 339-8900

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

          Item 1.01  Entry into a Material Definitive Agreement

          The Franklin Bank Corp. 2006 Long-Term Incentive Plan (the “2006 Plan”) is administered by the Compensation Committee of the Board of Directors of Franklin Bank Corp. (the “Company”) and provides for the award to eligible individuals a of variety of equity based compensation, including incentive and nonqualified stock options, stock appreciation rights, restricted stock and performance units.  The Compensation Committee determines the terms of awards under the 2006 Plan, subject to its terms.  Directors, officers, employees and consultants of, and prospective employees and consultants of, the Company and its subsidiaries are eligible to participate in the 2006 Plan.

          On September 25, 2006, the Compensation Committee of the Board of Directors of the Company approved a new form of restricted stock agreement for use in awards of shares of restricted stock to the Company’s directors and executive officers under its 2006 Long-Term Incentive Plan.  The new form of agreement replaces the form of agreement for use in awards to such individuals previously adopted and filed with the Securities and Exchange Commission on August 15, 2006.  The new form of agreement was amended to clarify the calculation and timing of the amount of federal income tax the Company would pay on behalf of an award recipient in the event of the accelerated vesting of such shares upon a change in control of the Company.  No grants of restricted stock were made using the prior form of agreement.  A copy of the new form of restricted stock agreement is filed with this report as Exhibits 10.1.

Section 9 – Financial Statements and Exhibits

          Item 9.01  Financial Statements and Exhibits

          (a)     Not applicable.

          (b)     Not applicable.

          (d)     Exhibits.

Exhibit 10.1	Form of Restricted Stock Agreement for use under the Registrant’s 2006 Long-Term Incentive Plan (directors and executive officers).

S I G N A T U R E

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.

Dated: September 26, 2006	By:	/s/ Russell McCann

Russell McCann
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Form of Restricted Stock Agreement for use under the Registrant’s 2006 Long-Term Incentive Plan (directors and executive officers).